EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

KNOW LABS, INC. a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1. Name of Corporation. The name of the corporation immediately prior to filing this Certificate of Amendment is Know Labs, Inc., and the Corporation’s Nevada Business Identification Number is C23651-1998.

2. Amendment to the Articles of Incorporation. Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, ARTICLE I of the Articles of Incorporation is amended in its entirety as follows:

ARTICLE I – NAME

The name of the Corporation is USBC, Inc. (the “Corporation”).

(The foregoing amendment effects only a change of corporate name and makes no other change to the Articles of Incorporation.)

3. No Other Amendment. Except as amended hereby, all other provisions of the Articles of Incorporation shall remain in full force and effect.

4. Effective Date of Filing. The amendment herein certified shall become effective upon filing with the Nevada Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer of this Corporation as of August 6, 2025.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Name:	Ronald P. Erickson
Its:	Chief Executive Officer